Exhibit 10.1

OPTION AGREEMENT

SCHLUMBERGER 2013 OMNIBUS STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION

SCHLUMBERGER LIMITED, a Curacao corporation (the “Company”), hereby grants to you an incentive stock option (the “ISO”) to purchase common stock of the Company, par value $0.01 per share (“Common Stock”), as more fully described below.  The date of grant of this ISO (the “Grant Date”), the ISO exercise price and the number of shares of Common Stock subject to this ISO (collectively, the “Option Shares”) are set forth in an award notice that has been previously delivered to you.  Your ISO is subject to all the terms and conditions of the Schlumberger 2013 Omnibus Stock Incentive Plan as in effect on the date hereof (the “Plan”) and this Agreement.  Your ISO is intended to constitute an “incentive stock option” under Section 422 of the U.S. Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder.

Except as set forth below, this ISO expires on the tenth anniversary of the Grant Date.

The Option Shares will become purchasable in installments, which are cumulative.  The date on which each installment will become exercisable and the number of shares of Common Stock comprising each installment are as follows:

DATE	OPTION SHARES PURCHASABLE

1st Anniversary of the Grant Date	20%

2nd Anniversary of the Grant Date	20%

3rd Anniversary of the Grant Date	20%

4th Anniversary of the Grant Date	20%

5th Anniversary of the Grant Date	20%

In keeping with the Company’s general policy, the terms of this Agreement, including the vesting schedules, are put in place in certain countries to accommodate local regulations.  The vesting schedule above, and therefore your ability to exercise your ISO at certain times and certain other terms of the ISO, may change if you move from one country to another.  Currently, the Company has in place a sub-plan for France which governs stock options issued to grantees residing in France or who are on a French payroll.

This ISO may be exercised only by delivering to the Company a written notice (or an electronic notice in the manner specified by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Committee”)) specifying the number of shares of Common Stock you wish to purchase.  The Committee, which is authorized by the Board to administer the Plan, hereby notifies you that the ISO price may be paid, subject to such rules and procedures in effect at such time and as the Committee may prescribe from time to time, (1) in cash or certified check, (2) by the delivery of shares of Common Stock with a fair market value at the time of exercise equal to the total ISO price, (3) by a combination of the methods described in (1) and (2), and (4) subject to applicable law, through a broker-assisted cashless exercise, or “sell-to-cover” arrangement in accordance with the procedures approved by the Committee.

Please see the Company’s stock options department website, which is set forth in the last paragraph of this Agreement for further information.  Any changes in the terms and procedures of this program, and any additional program that the Committee may authorize in the future, will be communicated to you on the Company’s stock options department website.

This ISO will expire earlier than the date set forth above if you terminate employment with the Company and its Subsidiaries (as defined in the Plan).  If you terminate employment with consent of the Company or a Subsidiary, as applicable, any exercise of this ISO must be made within three (3) months of termination of employment (or expiration date, if earlier) and then only to the extent the ISO was exercisable upon termination, unless you “retire” or become “disabled” (as defined below), or terminate employment due to death.

If your employment with the Company and its Subsidiaries is terminated due to retirement, your ISO shall be exercisable at any time during the period of sixty (60) months after such termination or the remainder of the term of the ISO, whichever is less (the “Retirement Exercise Period”), provided that such option may be exercised after such termination and before expiration only to the extent that it is exercisable on the date of such termination.  For purposes of this Agreement, “retirement” means termination of your employment with the Company and all Subsidiaries at or after (i) age 55 or (ii) age 50 and completion of at least 10 years of service with the Company and all Subsidiaries.  As more fully described in the Prospectus related to the Plan, if you exercise your option more than three (3) months following your retirement, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes.

If your employment with the Company and its Subsidiaries is terminated due to death or disability, your ISO shall automatically become fully vested and exercisable.  You may exercise the outstanding ISO at any time during the period of sixty (60) months after such termination or the remainder of the term of the ISO, whichever is less (the “Disability Exercise Period” or “Death Exercise Period”, as applicable).  For purposes of this Agreement, “disability” means such disability (whether through physical or mental impairment) which totally and permanently incapacitates you from any gainful employment in any field which you are suited by education, training, or experience, as determined by the Committee in its sole and absolute discretion.  As more fully described in the Prospectus related to the Plan, if you exercise your option more than twelve (12) months after you terminate employment due to disability, your Option Shares will be treated as attributable to the exercise of a non-qualified stock option for tax purposes.

In the event that you die while employed with the Company or any Subsidiary or during the Retirement Exercise Period or the Disability Exercise Period, your ISO may be exercised only by the person or persons entitled thereto under your will or under the laws of descent and distribution to the extent exercisable by you on the date of your death and to the extent the term of the ISO has not expired within such Retirement Exercise Period or Disability Exercise Period.

If termination of your employment with the Company and its Subsidiaries is because of breach of your employment contract, if any, or your misconduct, this ISO will immediately expire and terminate. Termination of your employment without consent of the Company or a Subsidiary, as applicable, will cause your ISO to expire immediately.

This ISO may be forfeited, and any exercise you have made of this ISO may be rescinded, as further described below, if you engage in certain “detrimental activity” as defined below.  Specifically, if you engage in detrimental activity while employed with the Company or its Subsidiaries or within one year following termination of employment for any reason other than retirement or disability, this ISO will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within six months preceding or three months following your termination.  If you engage in detrimental activity while employed with the Company or its Subsidiaries or within five years following termination of employment by reason of retirement or disability, this ISO will immediately expire and terminate and the Committee may rescind any exercise that you made under this option within the period beginning six months prior to your termination by retirement or disability and ending on the expiration of your Retirement Exercise Period or Disability Exercise Period.  In the event that any option exercise is rescinded by the Committee as described above, you will be obligated to pay the Company within 10 days following written demand an amount equal to the spread on the shares of Common Stock with respect to which the rescinded exercise applied.   (The “spread” for this purpose is the difference between the aggregate exercise price and aggregate fair market value of the shares as to which you exercised your option, with fair market value determined as of the exercise date.)

For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole and absolute discretion to be detrimental to the interests of the Company or any of its Subsidiaries, including but not limited to situations where a grantee:  (1) divulges trade secrets, proprietary data or other confidential information relating to the Company or to the business of the Company and any Subsidiaries, (2) enters into employment with a competitor under circumstances suggesting that such grantee will be using unique or special knowledge gained as a Company employee or Subsidiary employee to compete with the Company or its Subsidiaries, (3) uses information obtained during the course of his or her employment or prior employment for his or her own purposes, such as for the solicitation of business, (4) is determined to have engaged (whether or not prior to termination) in either gross misconduct or criminal activity harmful to the Company or a Subsidiary, or (5) takes any action that harms the business interests, reputation, or goodwill of the Company or its Subsidiaries.  The Committee may delegate its authority to determine whether a holder has engaged in “detrimental activity” to an officer of the Company or to a subcommittee of the Committee.

As contemplated by the Plan, you may not exercise your ISO or any portion thereof, and no obligation exists to issue or release shares of Common Stock or accept an exercise of this ISO, if the issuance or release of shares or the acceptance of the ISO exercise by the Company or a Subsidiary constitutes a violation of any governmental law or regulation.

This ISO is not transferable or assignable except by will or laws of descent and distribution and then only to the extent exercisable at death.

The grant of this ISO is subject to the terms of the Plan, which is discretionary in nature, and the terms of this Agreement. The grant of this ISO is a one‑time benefit, and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options.  All determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares of Common Stock subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Committee.  Your participation in the Plan is voluntary.  The grant of this ISO is an extraordinary item of compensation which is outside the scope of your oral, written or implied employment contract, if any.  This ISO is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long‑service awards, pension or retirement benefits or similar payments.  The vesting of this ISO ceases upon termination of employment for any reason except as otherwise explicitly provided in this Agreement.

You (i) authorize the Committee, the Company and any affiliated employer entity, and any agent of the Committee administering the Plan or providing Plan recordkeeping services, to disclose to the Committee, the Company or any of its affiliates such information and data as the Committee or the Company shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information, to the extent permitted under applicable law; and (iii) authorize the Company and any such agent to store and transmit such information in electronic form.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).  Venue for any dispute arising under this Agreement shall lie exclusively in the state and federal courts, as applicable, of Harris County, Texas and the Southern District of Texas, Houston Division, respectively.

If you do not wish to accept this Option Agreement, please return this Option Agreement to the Stock Option Department or notify the Stock Option Department.

The Plan and prospectus are both available on-line at www.myshares.slb.com.  A paper copy of the Plan and/or prospectus may be obtained by contacting the Stock Option Department, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

SCHLUMBERGER LIMITED
By
Paal Kibsgaard